Exhibit 10.7

UBIQUITI NETWORKS, INC./JOHN SANFORD

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“the Agreement”) is entered in between John Sanford, an individual (“Executive”), and Ubiquiti Networks, Inc., (“the Company”), effective May 01, 2010 (the “Effective Date”).

1.	Position.

Commencing May 01, 2010, Executive will be employed as the Company’s Chief Technology Officer. Executive and the Company may mutually agree to change Executive’s positions or titles, and may from time to time alter the duties, responsibilities or functions initially associated with the positions.

2.	Primary Duties.

Executive will perform such duties and functions as are generally associated with the position of Chief Technology Officer as well as such other specific duties and functions that are reasonably assigned to him from time to time by the Company’s Chief Executive Officer.

3.	Base Salary.

Beginning on the Effective Date, Executive will receive an annual base salary of $400,000, (the “Base Salary”) which will be paid in accordance with the Company’s regular payroll practices, and which will be subject to withholding required by law. Thereafter, Executive’s annual base salary will be reviewed at least annually to determine whether, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), Executive’s base salary should be changed.

4.	Annual Bonus.

Beginning on the Effective date, Executive will be eligible to receive an annual bonus with a target payout equal to 50% of his Base Salary (the “Target Bonus”), pro-rated for the first partial year, subject to achieving Company and individual performance goals established by the Compensation Committee. The award and payment of the executive bonus will be governed by the terms of the Company’s management bonus plan as approved by the Compensation Committee, who shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus.

5.	Executive Benefits.

Executive will be eligible to participate in any employee benefit plans or programs, including but not limited to group medical benefits and 401(k) plan maintained or established by the Company to the same extent as other employees at Executive’s level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any person or committee administering such plan or program.

6.	Other Obligations.

Executive will be subject to and agrees to adhere to all policies or procedures of the Company, as amended from time to time, applicable to Executive’s position or level within the Company. Executive’s employment agreement is conditioned upon Executive’s executing and faithful observance of The Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”), a copy of which is attached.

7.	At-Will Employment.

Executive’s employment with the Company is for no specified duration and is at-will. Either Executive or the Company may terminate Executive’s employment or the terms of his employment at any time and for any reason, with or without cause and with or without notice. The at-will nature of Executive’s employment with the Company may be altered only in writing expressly so stating signed by the Company’s Chief Executive Officer. However, as described in Section 8 of this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of the termination of Executive’s employment.

8.	Termination of Employment.

(a) Termination Before and After a Change of Control Without Cause or By Executive for Good Reason Outside of a Change of Control.

(i) Termination Without Cause Prior to or More than Twenty-Four Months Following a Change of Control. If, before or more than twenty-four (24) months following a Change of Control (as defined in section 8(g)), the Company terminates Executive’s employment without Cause (as defined in section 8(d)), then, subject to Executive entering into and not revoking a Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”), the Executive shall be entitled to (i) continued payments for 12 months of his then existing Base Salary and Target Bonus, and (ii) twelve months of accelerated vesting on any outstanding stock option, restricted stock or other equity compensation awards. Moreover, Executive shall receive a payment in respect of vacation and/or paid-time off accrued through the date of his employment termination.

(ii) If Executive’s employment is terminated with Cause or if Executive initiates the termination of his employment, Executive shall not be entitled to the severance benefits set forth above, although the Company may pay severance in its sole discretion.

(b) Termination On or Within Twenty-Four Months Following a Change of Control by the Company Without Cause or by the Executive for Good Reason. If within the twenty-four (24) month period on or following a Change of Control (as defined in section 8(g)), Executive’s employment with the Company is terminated by the Company Without Cause or is voluntarily terminated by Executive for Good Reason (as defined in section 8(f)) then, subject to Executive entering into and not revoking a Release, the Executive shall be entitled to a lump-sum cash payment equal to twelve (12) months of his then-existing Base Salary and Target Bonus and twelve months of accelerated vesting on any outstanding stock option, restricted stock or other equity compensation awards.

(c) Voluntary Terminations. If executive voluntarily terminates his employment with the Company, other than a voluntary termination for Good Reason (as defined in section 8(f)) on or within twenty-four months following a Change of Control, men Executive will (i) receive his Base Salary through the date of termination of employment and (ii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options or other equity compensation awards) from the Company except as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding taxes.

(d) Cause. For all purposes under this Agreement, a termination for “Cause” shall mean that the Executive’s employment is terminated for any of the following reasons: (i) the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct; (ii) the Executive’s willful failure to perform his duties to the Company, failure to follow Company policy as set forth in writing from time to time, or failure to follow the legal directives of the Company (other than failure to meet performance goals, objectives or measures), that, with respect to curable failures only, is not corrected within thirty (30) days following written notice thereof to the Executive by the Company’s Chief Executive Officer, such notice to state with specificity the nature of the failure; (iii) the Executive’s misappropriation of any material asset of the Company; (iv) the Executive conviction of, or a plea of “Guilty” or “No Contest” to a felony; (v) Executive’s use of alcohol or drugs so as to interfere with the performance of his duties; (vi) the Executive’s material breach of this Agreement or the Confidential Information Agreement that, with respect to curable failures only, is not corrected within thirty (30) days following written notice thereof to the Executive by the Company’s Chief Executive Officer, such notice to state with specificity the nature of the material breach; (vii) conduct which, in the Company’s determination, is a material violation of Executive’s fiduciary obligations to the Company; or (viii) intentional material damage to any property of the Company.

(e) Without Cause. For all purposes under this Agreement, a termination of the Employment by the Company “Without Cause” shall mean a termination by the Company in the absence of “Cause”, as defined above.

(f) Good Reason. For all purposes under this Agreement, “Good Reason” for the Executive’s resignation will exist if he resigned from his employment, unless otherwise agreed to in writing or by e-mail by the Executive, within 60 days after the occurrence of any of the following: (i) any reduction in his Base Salary or Target Bonus of 20% or more (other than a reduction applying to all senior executives of the Company); (ii) a change in his position with the Company or successor company that substantially reduces his duties and responsibilities as Chief Technology Officer, provided, however that Executive remaining as the chief technology officer of a division, subsidiary or other business unit comprising all or substantially all of the Company’s business following a Change of Control shall not in and of itself constitute Good Reason; (iv) office relocation of more 50 miles further from the Executive’s primary residence; or (v) any other material breach by the Company of its obligations to the Executive under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by the Executive, such notice to state with specificity the nature of the material breach.

(g) Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s men outstanding voting securities; or

(ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

9.	Non-Solicitation.

During the Executive’s Employment Term, Executive, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venture or otherwise, will not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company or products or services which the Company has under development or which are the subject of active planning. Executive is not prohibited from purchasing equities or derivatives in any publicly traded any company.

For a period of twelve (12) months following the date Executive ceases to be employed by the Company for any reason, Executive, directly or indirectly, will not: (i) solicit, induce, influence or encourage any person to leave employment with the Company or its resellers or distributors or (ii) solicit any of the Company’s customers or users who were customers or users at any time during Executive’s employment with Company or (iii) harass or disparage the Company or its employees, clients, directors or agents.

10.	Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other man due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” men any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit

(c) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(d) Receipt of the severance payments and benefits specified in Section 8 shall be contingent on Executive’s execution of the Release, the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A.

11.	Written Amendment or Modification; Waiver.

Except as provided in this paragraph, this Agreement may be altered, modified, or amended only by a writing signed by Executive and the Company’s Chief Executive Officer expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by the

Company’s Chief Executive Officer. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time. Notwithstanding the foregoing, the Compensation Committee may modify this Agreement unilaterally without the Executive’s written consent in the event that, in the Compensation Committee’s sole discretion, a change in applicable laws, rules or regulations necessitate (including Code Section 409A) such modifications; however, no such modification may adversely affect any payment or benefit to the Executive under this Agreement unless the Company provides the Executive with a substitute payment or benefit mat complies with the change in legal requirements and is the economic equivalent of the adversely affected payment or benefit

12.	Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express written consent of the Company’s Chief Executive Officer.

13.	Term.

The term of this Agreement shall begin on the Effective Date and shall have a term of three (3) years and will automatically be renewed for one (1) year periods unless terminated by either party upon sixty (60) days written notice prior to the expiration of the Agreement and unless otherwise terminated in accordance with the terms thereof.

14.	Entire Agreement.

This Agreement, and the attached Confidential Information Agreement, sets form the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

15.	Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to personal jurisdiction in the State and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

16.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE		UBIQUITI NETWORKS, INC

/s/ John Sanford	By:	/s/ Robert Pera
John Sanford

Dated: May 1, 2010		Dated: , 2010